Exhibit 99.1

For investor inquiries contact: Investor Relations 804-747-0136 investorrelations@markelcorp.com For media inquiries contact: Gladstone Place Partners Lauren Odell / Patricia Figueroa 212-230-5930

PRESS RELEASE

MARKEL ISSUES STATEMENT ON MARKEL CATCO

Richmond, VA, January 18, 2019

Markel Corporation (NYSE: MKL) said today that effective immediately, Anthony Belisle, Markel CATCo Chief Executive Officer and Alissa Fredricks, Markel CATCo Chief Executive Officer – Bermuda are no longer with the company.

As previously announced, after being notified of governmental inquiries into loss reserves recorded in late 2017 and early 2018 at Markel CATCo Investment Management Ltd and its subsidiaries (Markel CATCo), Markel Corporation (Markel) engaged outside counsel to conduct an internal review. During the course of the internal review, Markel discovered violations by Mr. Belisle and Ms. Fredricks of Markel policies relating to an undisclosed personal relationship, and prompt action was taken. The internal review relating to loss reserving continues with no conclusions reached at this time.

Effective immediately, management and oversight of Markel CATCo, which includes approximately 25 employees, will be provided by Jed Rhoads, President and Chief Underwriting Officer, Markel Global Reinsurance, and Andrew “Barney” Barnard, Senior Managing Director, Head of International Property Catastrophe and Retro Reinsurance at Markel Global Reinsurance. Markel will commence a search for Markel CATCo’s new Chief Executive Officer.

Biographies

Jed Rhoads

Jed leads Markel’s treaty and facultative reinsurance business with teams focused on property, casualty, specialty, and public entity risk solutions from offices located in the US, Bermuda, and the UK. He joined Markel in 2013, when Markel acquired Alterra Capital Holdings Limited in Bermuda. Over the course of his career, Jed has held senior positions with Harbor Point Re, Chubb Re Bermuda, Overseas Partners Limited Bermuda, and Stockton Re Limited Bermuda.

Andrew “Barney” Barnard

Barney leads the international property team. His responsibilities include Markel’s catastrophe and retro reinsurance products. He is based in Bermuda. Prior to joining Markel, Barney was Senior Vice President with Alterra Capital Holdings Limited. Barney’s underwriting and business development career has included positions with White Mountains Re, Willis Re, Gerling Global London Market, and Eagle Star Re.

About Markel Corporation
Markel Corporation is a diverse financial holding company serving a variety of niche markets. The Company’s principal business markets and underwrites specialty insurance products. In each of the Company’s businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value. Visit Markel Corporation on the web at www.markelcorp.com.

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